EXHIBIT 10.16

ELLIOT A. SAINER

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of November 17, 2006, made and entered into by and between Aspen Education Group, Inc., a California corporation (the “Company”) and Elliot A Sainer (the “Executive”), a resident of the state of California, shall constitute the first amendment of the agreement between the Company and the Executive dated February 1, 2004, concerning the terms of the Executive’s employment with the Company (the “Employment Agreement”). All capitalized terms in this Amendment shall have the meaning ascribed to them in the Employment Agreement, unless otherwise expressly provided herein.

WHEREAS, the Company and the Executive desire to amend the Employment Agreement in connection with the acquisition of the Company by CRC Health Corporation (“CRC”) pursuant the Agreement and Plan of Merger (the “Agreement”) by and among Aspen Education Group, Inc., a California corporation (“Aspen”), Madrid Merger Corporation, a California corporation, and other parties dated September 22, 2006 (the “CRC Merger”).

WHEREAS, upon consummation of the Change of Control, the Executive desires to serve as President of the Company, a division of CRC, upon the terms and conditions set forth in the Employment Agreement, as amended hereto.

WHEREAS, the Company desires to continue to employ the Executive upon the terms and conditions specified in the Employment Agreement, as amended hereto.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

1.	Section 1 of the Employment Agreement is hereby amended and restated as follows:

“Employment. The Company, a division of CRC, hereby agrees to employ the Executive and the Executive agrees to accept such employment upon the terms and conditions herein set forth.”

2.	Section 3(a) of the Employment Agreement is hereby amended and restated as follows:

“(a) Position. The Executive hereby agrees to serve as the President of the Company, a division of CRC. The Executive shall devote his best efforts and his full business time and attention to the performance of services to the Company in accordance with the terms hereof and as may be requested by the Chief Executive Officer of CRC (the “CEO”). The Executive shall report to the CEO. Conditioned upon the continued consent of the shareholders of CRC, the Executive hereby consents to serve as a director of each of CRC and its parent corporation, CRC Health Group, Inc., and to devote such time and effort as shall be reasonably necessary to discharge in good faith his duties as a member of the Board of Directors of CRC and CRC Health Group, Inc.”

3.	Section 3(c) of the Employment Agreement is hereby amended and restated as follows:

“(c) Other Activities. During the Employment Period the Executive shall not engage in any other business or professional activities, either on a full-time or part-time basis, as an employee, consultant or in any other capacity, whether or not he receives any compensation therefor, without the prior written consent of the CEO; provided, however, that nothing herein shall prevent the Executive from making and managing personal investments consistent with Section 10 of this Agreement or engaging in community and/or charitable activities, so long as such activities, either singly or in the aggregate, do not interfere with the proper performance of his duties and responsibilities to the Company.”

4.	Section 4(a) of the Employment Agreement is hereby amended and restated as follows:

“(a) Compensation. In consideration for the performance of his duties hereunder, during the Employment Period the Executive shall be entitled to receive a salary of $300,000 per annum (the “Annual Salary”), which Annual Salary shall be subject to annual review by the CEO and may be increased (but not decreased) from time to time by the CEO in the sole discretion of the CEO. All amounts payable to the Executive under this Section 4(a) shall be paid in accordance with the Company’s regular payroll practices (e.g., timing of payments and standard employee deductions, such as income tax withholdings and social security payments). No additional compensation shall be payable to the Executive by reason of the number of hours worked or any hours worked on Saturdays, Sundays or holidays, by reason of special responsibilities assumed, special projects completed, or otherwise.”

5.	Section 4(b) of the Employment Agreement is hereby amended and restated as follows:

“(b) Bonus Plans. For the period January 1, 2006 through the closing of the CRC Merger, Executive shall be eligible to participate in the incentive bonus plan of the Company in existence prior to the CRC Merger (the “Aspen Bonus Plan”). Executive’s bonus for this period shall be determined on a pro rata basis for such time period in good faith and in accordance with the Aspen Bonus Plan by the Board of Directors of the Company in existence prior to the CRC Merger. Beginning as of the date of closing of the CRC Merger, Executive is eligible to participate in the CRC incentive bonus plan. Executive is eligible to receive a discretionary annual bonus commensurate with both the performance of CRC and your individual performance. Any bonus is paid within 30 days after the annual audit is completed each year. Executive must be an employee at the time the bonus is paid in order to be eligible to receive a bonus for the prior year. Executive’s target bonus is 50% of base salary (pro rated with any salary adjustments and pro rated for the number of months in a year in which Executive is an employee) based both on CRC’s performance relative to budget, and on Executive’s personal performance as follows:

a.	50% of your bonus will be tied to the overall actual EBITDA of CRC relative to budget

b.	25% of your bonus will be tied to the Aspen divisional actual EBITDA relative to budget

c.	25% of your target bonus will be subjectively determined by CEO based on your individual performance tied to specific personal goals to be mutually agreed upon by CEO and Executive.

In the event that CRC achieves 100% of its budgeted EBITDA and the Aspen division achieves 100% of its budged EBITDA and Executive achieves all if his personal goals, Executive shall receive a bonus equal to 50% of Executive’s base salary. In the event that the Company fails to achieve 100% of its EBIDTA target, all bonuses, including Executive’s target bonus, are in the discretion of the Board of Directors and CEO of CRC. In the event that CRC exceeds 100% of the budgeted EBITDA, Executive is eligible to receive up to a maximum bonus of 75% of base salary.

6.	Section 4(d) of the Employment Agreement is hereby amended and restated as follows:

“(d) Vacation. During the Employment Period, the Executive shall receive 248 hours of paid time off per year for holiday, vacation and short-term sick days with the ability to carry over any unused hours to future years up to a maximum accrual of 432 hours. The Executive shall not accrue any additional hours beyond the maximum accrual of 432 hours until the Executive uses some of the accrued hours. In the event of the Executive’s termination, any unused hours shall be paid to the Executive at his final salary rate. Notwithstanding the foregoing, the Executive shall not be entitled to take more than three (3) calendar weeks of vacation, whether consecutively or in the aggregate, during any six (6) month period without the prior consent of the CEO.”

7.	Section 5 of the Employment Agreement is hereby amended and restated as follows:

“Stock Options. Executive will receive an option to purchase 18,476 units. Each unit contains 1 share of Class L Common Stock and 9 shares of Class A Common Stock. Accordingly, Executive will hold options exercisable for an aggregate of 166,284 shares of Class A Common Stock and 18,476 shares of Class L Common Stock. Executive’s options are subject to the terms of the Senior Executive Option Certificate and Executive Stock Option Plan of CRC Health Group, Inc. The exercise price will equal the fair market of a unit at the time of grant. Executive is eligible to receive additional options in the future based on exceptional performance. Executive agrees that the option grant is conditioned upon Executive becoming a party to the Stockholder’s Agreement by and among CRC Health Group, Inc. CRC Health Corporation and the investors, other investors and managers named therein dated as of February 6, 2006.

8.	Section 7(c)(i)(C) and Section 7(c)(iv) of the Employment Agreement are hereby amended and restated as follows:

“(i)…(C) any material reduction of the Executives responsibilities; provided however that this First Amendment to the Employment Agreement, including Executive’s agreement to serve as President of the Company, a division to CRC, shall not be deemed to be a material reduction of the Executive’s responsibilities;”

“(iv) such Voluntary Termination occurs between nine months after the closing of the CRC Merger and prior to the 364th day of the CRC Merger”

9.	For purposes of Sections 8, 9, 10, 11, 12(a), 12(b) and 12(c) of the Employment Agreement, the definition of term “Company” is hereby amended to include all affiliates of the Company, including without limitation CRC Health Group, Inc. and its subsidiaries.

10.	Each party hereto hereby acknowledges that all terms and conditions of the employment Agreement, as amended hereby, are and shall remain in full force and effect. This Amendment is incorporated in the Employment Agreement by reference and shall constitute a part thereof as if fully set forth therein.

11.	The invalidity or unenforceability of any one or more phrases, sentences, clauses or provisions contained in this Amendment shall not effect the validity or enforceability of the remaining portions of this Amendment, or any part thereof.

12.	This Amendment shall be governed and construed in accordance with the laws of the State of California.

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IN WITNESS WHEREOF, this Amendment has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE	ASPEN EDUCATION GROUP, INC.

/x/ Elliot A. Sainer	By:	/x/ Kevin Hogge
Elliot A. Sainer	Title:	Kevin Hogge, Chief Financial Officer